The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-147796

Subject to Completion. Dated December 5, 2007.
Prospectus Supplement to Prospectus dated December 3, 2007
$•

VULCAN MATERIALS COMPANY

$                      % Notes due 2012
$                      % Notes due 2017
$                      % Notes due 2037

The 2012 notes will mature on          , 2012, the 2017 notes will mature on          , 2017 and the 2037 notes will mature on          , 2037. We will pay interest on the notes on          and           of each year. The first interest payment will be made on          , 2008. The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount.

We have the option to redeem all or a portion of the notes of any series at any time. See “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, if a change of control repurchase event has occurred, unless we have exercised our right to redeem the notes, we will be required to offer to purchase the notes from holders on the terms described in this prospectus supplement. There is no sinking fund for the notes.

The notes offered by this prospectus will not be listed on any securities exchange.

See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” contained in Vulcan Materials Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Florida Rock Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2007, each incorporated by reference herein, to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per			Per			Per
	2012			2017			2037
	Note		Total	Note		Total	Note		Total

Public offering price		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds, before expenses, to Vulcan Materials Company		%	$		%	$		%	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from          , 2007 and must be paid by the purchasers if the notes are delivered after          , 2007.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, against payment in New York, New York on or about          , 2007.
Joint Book-Running Managers

Banc of America Securities LLC
Goldman, Sachs & Co.
JPMorgan
Wachovia Securities
Prospectus Supplement dated          , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus is current only as of the date of the applicable document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents” on page S-36 of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Vulcan,” the “company,” “we,” “our,” or “us” refer to Vulcan Materials Company and its consolidated subsidiaries. We entered into an Agreement and Plan of Merger, or the merger agreement, dated as of February 19, 2007, as amended on April 9, 2007, with Legacy Vulcan Corp., a New Jersey corporation formerly named Vulcan Materials Company (“Legacy Vulcan”), Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc. Pursuant to the merger agreement, on November 16, 2007, our newly created wholly owned subsidiary, Virginia Merger Sub, Inc., merged with and into Legacy Vulcan (the “Vulcan merger”), and our newly created wholly owned subsidiary, Fresno Merger Sub, Inc., merged with and into Florida Rock (the “Florida Rock merger”). As a result of the Vulcan merger and the Florida Rock merger, each of Legacy Vulcan and Florida Rock became our wholly owned subsidiaries. These mergers are referred to in this prospectus supplement as the “mergers.” Pursuant to the mergers, the existing shareholders of Legacy Vulcan and Florida Rock became our shareholders. As a result of the mergers, each Legacy Vulcan shareholder received one share of our common stock for each share of outstanding common stock of Legacy Vulcan held and 30% of the outstanding shares of Florida Rock common stock were each converted into the right to receive 0.63 shares of our common stock. In addition, after the consummation of the transactions contemplated by the merger agreement, our name was changed from Virginia Holdco, Inc. to Vulcan Materials Company, and Legacy Vulcan’s name was changed from Vulcan Materials Company to Legacy Vulcan Corp.

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006, and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, each incorporated by reference herein.

Vulcan Materials Company

We provide infrastructure materials that are required by the American economy. Headquartered in Birmingham, Alabama, we are the nation’s leading producer of construction aggregates: primarily crushed stone, sand and gravel. We are traded on the New York Stock Exchange under the symbol “VMC.” We are a New Jersey corporation that was incorporated on February 14, 2007 and holds Legacy Vulcan, formerly named Vulcan Materials Company, and Florida Rock as direct wholly owned subsidiaries.

Legacy Vulcan

Legacy Vulcan Corp. is a New Jersey corporation incorporated in 1956 and is the nation’s largest producer of construction aggregates and a major producer of asphalt mix and concrete. Legacy Vulcan’s construction materials business produces and sells aggregates—primarily crushed stone, sand and gravel—that are used in nearly all forms of construction. In particular, large quantities of aggregates are used to build roads and nonresidential infrastructure.

Florida Rock

Florida Rock, a Florida corporation incorporated in 1945, is one of the nation’s leading producers of construction aggregates, a major provider of ready-mix concrete and concrete products in the Southeastern and mid-Atlantic states and a significant supplier of cement in Florida and Georgia. Florida Rock is engaged in the mining, processing, distribution and sale of sand, gravel and crushed stone, the production of ready-mix concrete and concrete products, as well as the sales of other building materials, the production and sales of Portland and masonry cement, the importation of cement and slag and the sale of calcium products to the animal feed industry.

*  *  *  *  *

Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the Securities and Exchange Commission (“SEC”), which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it part of this prospectus supplement.

The Offering

Issuer	Vulcan Materials Company

Notes Offered	$ initial aggregate principal amount of % Notes due 2012 $ initial aggregate principal amount of % Notes due 2017 $ initial aggregate principal amount of % Notes due 2037

Maturity	The 2012 notes will mature on , 2012. The 2017 notes will mature on , 2017. The 2037 notes will mature on , 2037.

Interest	The 2012 notes will bear interest at % per annum, the 2017 notes will bear interest at % per annum and the 2037 notes will bear interest at % per annum, in each case payable semiannually on and of each year, commencing , 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at any time at the applicable make-whole premium redemption price described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes of each series at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control Repurchase Event.”

Ranking	The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, on a pro forma basis after giving effect to the mergers (including the borrowings under the bridge credit facility and the revolving credit facilities used to pay the purchase price) but before giving effect to this offering and the application of the net proceeds as described under “Use of Proceeds” in this prospectus supplement, we would have had approximately $3.7 billion of total unsecured debt, approximately $353 million of which was debt of our subsidiaries, and approximately $19 million of secured debt. The

Indenture does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur. See “Risk Factors—Risks Related to an Investment in the Notes” in this prospectus supplement.

Authorized Denominations	Minimum denominations of $2,000 and $1,000 multiples in excess thereof.

Use of Proceeds	We expect to receive proceeds, after deducting underwriting discounts, commissions and other offering expenses, of approximately $ from this offering. We intend to use the proceeds to repay debt outstanding under the bridge credit facility, which borrowings were used to pay a portion of the purchase price for the acquisition of Florida Rock, and other short-term borrowings. See “Use of Proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	New York

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target,” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the possibility that problems may arise in successfully integrating the businesses of the two companies;

•	the possibility that the mergers may involve unexpected costs;

•	the possibility that the combined company may be unable to achieve cost-cutting synergies;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the mergers;

•	the possibility that the industry may be subject to future regulatory or legislative actions;

•	the outcome of pending legal proceedings;

•	changes in interest rates;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	pricing of our products;

•	our ability to secure and permit aggregate reserves in strategically located areas;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	increasing healthcare costs;

•	risks related to certain divestitures that we are required by the Antitrust Division of the United States Department of Justice to complete as a result of the mergers;

•	the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of Legacy Vulcan’s chemicals business; and

•	other risks and uncertainties.

RISK FACTORS

Any investment in the notes will involve risks. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Risk Factors” contained in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, each incorporated by reference herein. If any of these risks actually occurs, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

Risks Related to the Mergers

We may fail to realize the anticipated benefits of the mergers.

The mergers involve the integration of two companies that previously have operated independently, each with its own business, customers, employees, culture and systems. To realize the anticipated benefits from the mergers, we must successfully combine the businesses of Legacy Vulcan and Florida Rock in a manner that permits, among other things, earnings growth and cost savings. In addition, we must achieve these savings without adversely affecting revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

The failure to integrate successfully Legacy Vulcan’s and Florida Rock’s businesses and operations in the expected timeframe may adversely affect Vulcan’s future results.

Until the completion of the mergers, Legacy Vulcan and Florida Rock operated independently. We face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key Legacy Vulcan and Florida Rock personnel. The integration of Legacy Vulcan and Florida Rock will be costly, complex and time consuming.

The integration process and other disruptions from the transaction could be more costly than we expect or result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others with whom we have business dealings or to achieve the anticipated benefits of the mergers. Many of these difficulties are outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

Integrating Legacy Vulcan and Florida Rock may divert management’s attention away from our operations.

Successful integration of Legacy Vulcan’s and Florida Rock’s organizations, procedures and operations may place a significant burden on our management and its internal resources. The integration efforts could divert management’s focus and resources from other strategic opportunities and from operational matters during the integration process.

Our incurrence of additional debt to pay the cash portion of the merger consideration significantly increased our interest expense, financial leverage and debt service requirements.

We entered into $4.0 billion of new credit facilities in connection with the mergers, and borrowed $3.35 billion under such credit facilities in order to acquire 70% of the outstanding shares of Florida Rock common stock, cash settle Florida Rock stock options outstanding immediately prior to the effective time of the mergers and finance Vulcan’s transaction costs. Incurrence of this new debt significantly increased our leverage. There may be circumstances in which required payments of principal and/or interest on this new debt could adversely affect our cash flows and operating results.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The costs of the mergers could adversely affect our operating results.

In connection with the mergers, we incurred certain costs, consisting of employee benefit costs, investment banking, legal and accounting fees and financial printing and other related charges. In addition, the combined company will incur certain expenses in connection with the integration of Legacy Vulcan’s and Florida Rock’s businesses, particularly relating to the management information systems.

Risks Related to an Investment in the Notes

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture (as defined under “Description of the Notes”) under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The definition of a change of control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the notes.

The term “change of control” (as used in the notes and the supplemental indenture) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In particular, we could effect a transaction like we just completed with the mergers on a highly leveraged basis that would not be considered a change of control under the terms of the notes. Furthermore, we are required to repurchase notes of a series upon a change of control only if, as a result of such change of control, such notes receive a reduction in rating below investment grade and the rating agency assigning such rating expressly links the reduction in rating to the change of control. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, on a pro forma basis after giving effect to the mergers (including the borrowings under the bridge credit facility and the revolving credit facilities used to pay the purchase price) but before giving effect to this offering and the application of the net proceeds as described under “Use of Proceeds” in this prospectus supplement, we would have had approximately $3.7 billion of total unsecured debt, approximately $353 million of which was debt of our subsidiaries.

The notes will be effectively junior to secured indebtedness that we may issue in the future and there is no limit on the amount of secured debt we may issue.

The notes are unsecured. We currently have approximately $19 million of secured debt, but may issue secured debt in the future in an unlimited amount. Although the Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property”, as defined in the Indenture relating to the notes, we currently have only one such principal property, which represents less than 5% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.

There is no public market for the notes, which could limit their market price or your ability to sell them.

Each series of notes is a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for any series of notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of any series of notes on any securities exchange or automated quotation system, respectively.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to list the notes on any securities exchange. While the underwriters of the notes have advised us that they intend to make a market in each series of notes, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for any series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Downgrades or other changes in our credit ratings that may occur as a result of the mergers or other events could affect our financial results and reduce the market value of the notes.

Our debt securities are currently rated “investment grade” by each of Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Either rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the Indenture.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Legacy Vulcan is set forth below for the periods indicated. In addition to the historical ratios, pro forma ratios of earnings to fixed charges are presented that give effect to the mergers as if they had occurred on January 1, 2006. The pro forma ratios have been derived from, and should be read in conjunction with, Vulcan’s unaudited pro forma condensed combined financial statements for the year ended December 31, 2006 and the nine months ended September 30, 2007, including the notes thereto, included under “Unaudited Pro Forma Condensed Combined Financial Statements” in our Current Report on Form 8-K/A filed on November 21, 2007 and incorporated by reference herein.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) fixed charges; (3) capitalized interest credits; (4) amortization of capitalized interest; and (5) distributed income of equity investees. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Historical						Pro Forma
Year Ended December 31,					Nine Months	Year Ended	Nine Months
					Ended	December 31,	Ended
					September 30,		September 30,

2002	2003	2004	2005	2006	2007	2006	2007

5.4x	5.7x	7.3x	8.7x	12.9x	13.0x	5.2x	4.8x

USE OF PROCEEDS

We expect to receive proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $                from this offering. We intend to use the proceeds to repay debt incurred to pay a portion of the purchase price for the acquisition of Florida Rock, including primarily borrowings outstanding under the bridge credit facility arranged in connection with the mergers, but also borrowings outstanding under the 364-day and five-year credit facilities arranged in connection with the mergers or commercial paper issuances.

Banc of America Securities LLC and Goldman, Sachs & Co. are dealers with respect to our commercial paper program, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the issuing and paying agent. Each of Bank of America, N.A., an affiliate of Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is a lender under the credit facilities. Since more than 10% of the net proceeds from this offering, not including underwriting compensation, will be paid to affiliates of members of the Financial Institution Regulatory Authority (FINRA) who are participating in this offering, this offering is being conducted in compliance with FINRA Conduct Rule 2710(h).

The bridge credit facility matures on November 14, 2008, the 364-day credit facility matures on November 14, 2008, which may be extended under certain circumstances, the five-year credit facility matures on November 16, 2012, which may be extended under certain circumstances, and as of December 4, 2007 our outstanding commercial paper had an average maturity of 11 days.

At December 4, 2007, we had $500 million of outstanding borrowings under the bridge credit facility at an interest rate of 5.46%, $350 million of outstanding borrowings under the 364-day credit facility at an interest rate of 5.01%, $1.475 billion of outstanding borrowings under the five-year credit facility at an interest rate of 5.00%, and $947 million of outstanding commercial paper issuances with a weighted average interest rate of 5.09%.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of September 30, 2007:

•	on a pro forma basis to give effect to the mergers (but not the issuance of the notes in this offering); and

•	as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds.”

The unaudited information set forth below should be read in conjunction with Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006, as revised in the Current Report on Form 8-K filed on July 12, 2007, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each incorporated by reference herein, and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, incorporated by reference herein, and the Unaudited Pro Forma Condensed Combined Financial Statements included in our Current Report on Form 8-K/A filed on November 21, 2007, incorporated by reference herein.

	As of September 30,
	2007
	(Amounts in thousands)
		Pro Forma
	Pro Forma	As Adjusted

Bank borrowings	$3,391,287	$
Current portion of long term debt	3,877		3,877

Total current debt and short-term borrowings	3,395,164

6% Notes due 2009	250,000		250,000
Private placement notes	48,967		48,967
Medium-term notes	21,000		21,000
Industrial development revenue bonds	15,775		15,775
Other notes	2,201		2,201
% Notes due 2012 offered hereby	—
% Notes due 2017 offered hereby	—
% Notes due 2037 offered hereby	—

Total long-term debt	337,943

Total debt	3,733,107

Shareholders’ equity	3,736,248		3,736,248

Total debt and shareholders’ equity	$7,469,355	$

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Historical Financial Data of Legacy Vulcan

The selected historical financial data set forth below for each of the five years ended December 31, 2006 have been derived from Legacy Vulcan’s audited consolidated financial statements. The data as of September 30, 2007 and 2006 and for the nine months then ended have been derived from Legacy Vulcan’s unaudited condensed consolidated financial statements and, in management’s opinion, reflect all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the results of operations and financial position for the periods presented. The following data are only a summary and should be read in conjunction with the audited consolidated financial statements, which may be found in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006, as revised in Legacy Vulcan’s Current Report on Form 8-K filed on July 12, 2007, and the unaudited condensed consolidated financial statements, which may be found in Legacy Vulcan’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2007, each of which is incorporated by reference herein. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results for the full year ending December 31, 2007.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Amounts in thousands)

Statement of Earnings Data:
Net sales	$2,282,943	$2,298,349	$3,041,093	$2,614,965	$2,213,160	$2,086,944	$1,980,576
Depreciation, depletion, amortization and accretion	191,071	166,869	226,351	222,400	211,327	216,122	205,185
Operating earnings(1)	568,680	523,490	695,089	476,836	403,729	378,318	375,575
Interest expense, net	18,140	14,655	20,139	20,519	34,681	49,635	51,251
Earnings from continuing operations before income taxes(2)	550,038	536,494	703,491	480,695	377,362	335,080	329,195
Earnings from continuing operations	$376,947	$365,183	$480,178	$344,128	$262,496	$237,513	$233,236

Balance Sheet Data (end of period):
Cash and cash equivalents	$31,079	$68,651	$55,230	$275,138	$271,450	$147,769	$127,008
Working capital(3)	365,818	262,098	243,686	593,835	998,158	507,290	491,979
Total assets	3,734,508	3,414,263	3,427,834	3,590,423	3,667,546	3,636,860	3,448,221
Long-term debt	321,227	322,267	322,064	323,392	604,522	607,654	857,757
Total shareholders’ equity	$2,299,668	$1,922,938	$2,010,899	$2,133,649	$2,020,790	$1,802,836	$1,696,986

(1)       Operating earnings during the year ended December 31, 2006 and the nine months ended September 30, 2006 include a pretax gain of $24.8 million related to the sale of contractual rights to mine the Bellwood Quarry in Atlanta, Georgia. Operating earnings also reflect pretax gains on the sale of property, plant and equipment, including real estate sales, as follows: for the years ended December 31, 2006—$5.6 million; 2005—$8.3 million; 2004—$23.8 million; 2003—$27.8 million; 2002—$9.1 million; and for the nine months ended September 30, 2007—$56.8 million; 2006—$3.7 million.

(2)       Earnings from continuing operations before income taxes include pretax gains of $28.7 million and $20.4 million during the years ended December 31, 2006 and 2005, respectively, and pretax gains of $1.9 million and $27.7 million during the nine months ended September 30, 2007 and 2006, respectively, related to the increase in the carrying value of the ECU (electrochemical unit) earn-out received in connection with the 2005 sale of Vulcan’s Chemicals business. Earnings from continuing operations are presented before the cumulative effect of accounting changes.

(3)       Working capital as of December 31, 2004 includes the total assets and total liabilities, including noncurrent assets and noncurrent liabilities, of Vulcan’s former Chemicals business, which was sold in 2005. At December 31, 2004, the assets and liabilities of this business were classified as assets held for sale ($458.2 million) and liabilities of assets held for sale including minority interest ($188.4 million).

Selected Historical Financial Data of Florida Rock

The selected historical financial data set forth below for the five years ended September 30, 2007, have been derived from Florida Rock’s audited consolidated financial statements. The following data are only a summary and should be read in conjunction with the audited consolidated financial statements, which may be found in Florida Rock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, incorporated herein by reference.

	Years Ended September 30,
	2007	2006	2005	2004	2003
	(Amounts in thousands)

Statement of Earnings Data:
Net sales	$1,048,003	$1,328,271	$1,126,608	$926,609	$728,674
Depreciation, depletion, amortization and accretion	82,682	74,687	64,558	63,628	63,126
Operating earnings(1)	214,217	319,475	249,473	175,928	112,299
Interest (income) expense, net	(2,278)	(2,902)	295	1,340	(659)
Earnings from continuing operations before income taxes	217,932	330,084	255,632	177,953	116,308
Earnings from continuing operations	$141,016	$211,409	$157,653	$113,670	$75,601
Balance Sheet Data (end of period):
Cash and cash equivalents	$34,876	$93,353	$68,921	$45,891	$38,135
Working capital	109,894	153,925	121,545	39,435	94,371
Total assets	1,371,194	1,236,260	1,052,991	934,929	886,154
Long-term debt	16,716	16,423	18,437	41,927	118,964
Total shareholders’ equity	$1,053,359	$915,896	$747,933	$620,880	$574,422

(1)       Operating earnings include pretax gains on the sale of real estate for the fiscal years ended September 30 as follows: 2007—$3.9 million; 2006—$3.6 million; 2005—$6.4 million; 2004—$13.2 million; 2003—$3.6 million.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data have been prepared using the purchase method of accounting and are based on the historical financial statements of Legacy Vulcan and Florida Rock. The unaudited pro forma condensed combined statement of earnings data for the twelve months ended December 31, 2006 combine Legacy Vulcan’s historical consolidated statement of earnings data for the year ended December 31, 2006 with Florida Rock’s historical consolidated statement of earnings data for the twelve months ended September 30, 2006, and give effect to the mergers as if the mergers had occurred on January 1, 2006. The unaudited pro forma condensed combined statement of earnings data for the nine months ended September 30, 2007 combine Legacy Vulcan’s historical condensed consolidated statement of earnings data for the nine months ended September 30, 2007 with Florida Rock’s historical condensed consolidated statement of earnings data for the nine months ended June 30, 2007, and give effect to the mergers as if the mergers had occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet data combine Legacy Vulcan’s historical consolidated balance sheet as of September 30, 2007 and Florida Rock’s historical consolidated balance sheet as of September 30, 2007, and give effect to the mergers as if the mergers had occurred on September 30, 2007.

The selected unaudited pro forma condensed combined financial data are based on certain assumptions, estimates and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in our Current Report on Form 8-K/A filed on November 21, 2007, which is incorporated by reference in this prospectus supplement, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Florida Rock based on initial estimates of their fair value. For purposes of this pro forma financial data, we assumed that approximately $2.0 billion of primarily fixed rate debt having maturities ranging from 3 to 30 years would be issued, and the proceeds would be used to repay and cancel all amounts outstanding under the $2.0 billion bridge credit facility. The data are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations or financial condition that would have occurred had the mergers been completed on the dates indicated or that may be achieved in the future. Please see the sections entitled “Risk Factors” and “Forward-Looking Statements.”

The following data should be read in conjunction with the historical financial statements and accompanying notes of Legacy Vulcan and Florida Rock, which are incorporated by reference in this prospectus supplement, including the unaudited pro forma condensed combined financial statements and accompanying notes included in our Current Report on Form 8-K/A filed on November 21, 2007, which is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” beginning on page S-36.

Pro Forma Condensed Combined Statement of Earnings Data:

	For the Nine	For The Year
	Months Ended	Ended
	September 30,	December 31,
	2007	2006
	(Amounts in thousands)
Net sales	$3,070,423	$4,354,198
Depreciation, depletion, amortization and accretion	288,977	361,029
Operating earnings	692,021	954,573
Interest expense, net	154,650	202,276
Earnings from continuing operations before income taxes	538,209	788,545
Earnings from continuing operations	$376,947	$544,057

Pro Forma Condensed Combined Balance Sheet Data:

As of September 30, 2007
(Amounts in thousands)
Cash and cash equivalents	$65,955
Working capital	(734,466)
Total assets	9,127,559
Long-term debt	2,337,943
Total shareholders’ equity	$3,736,248

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes due 2012, the notes due 2017 and the notes due 2037 (collectively, the “notes”) offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on this description.

General

We will issue the notes under the Senior Debt Indenture, dated as of          , 2007, as supplemented by the First Supplemental Indenture, dated as of          , 2007 (together, the “Indenture”), between us and Wilmington Trust Company, as Trustee. The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into the accompanying prospectus or this prospectus supplement. A form of the Senior Debt Indenture has been filed as an exhibit to the Registration Statement on Form S-3 (File No. 333-147796) of which the accompanying prospectus is a part. We will file the First Supplemental Indenture by means of a Current Report on Form 8-K.

We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, on a pro forma basis after giving effect to mergers (including the borrowings under the bridge credit facility and the revolving credit facilities used to pay a portion of the purchase price and other fees and expenses) before giving effect to this offering and the repayment of debt outstanding with the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement, we would have had approximately $3.7 billion of total unsecured debt, approximately $353 million of which was debt of our subsidiaries, and approximately $19 million of secured debt.

The covenants in the Indenture will not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301)

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

The 2012 notes, the 2017 notes and the 2037 notes are each a separate series of debt securities under the Indenture.

The 2012 notes will be issued in an aggregate principal amount of $      million, will bear interest at     % per annum and will mature on          , 2012.

The 2017 notes will be issued in an aggregate principal amount of $      million, will bear interest at     % per annum and will mature on          , 2017.

The 2037 notes will be issued in an aggregate principal amount of $      million, will bear interest at     % per annum and will mature on          , 2037.

The notes will bear interest from          , 2007 or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semiannually in arrears on           and           of each year to the registered holders of the notes as of the close of business on the immediately preceding           and          , respectively, whether or not such day is a business day. The first interest payment date will be          , 2008. The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount.

We may, without the consent of the holders of the notes of any of the series, issue additional notes of any such series and thereby increase the principal amount of the notes of that series in the future, on the same terms and conditions and with the same CUSIP number as the notes of such series offered in this prospectus supplement.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of the notes. Any such future purchases may be made in the open market, privately-negotiated transactions, tender offers or otherwise, in each case in our sole discretion.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

The notes of each series will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the notes of that series discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) for that series, plus     basis points (in the case of the 2012 notes),     basis points (in the case of the 2017 notes) or     basis points (in the case of the 2037 notes), and plus in each case, any accrued and unpaid interest on the notes being redeemed to the date of redemption but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of such notes of record at the close of business on the relevant record dates for the notes. The Independent Investment Banker (as defined below) will calculate the redemption price.

“Treasury Rate” means, with respect to the notes of each series on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below) for that series, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of those notes.

“Comparable Treasury Price” means, with respect to the notes of each series on any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue for that series (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the notes of any series on any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for that series (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above or have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event, offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(i)	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(ii)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the authenticating agent will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

The definition of change of control includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets, taken as whole with our subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the rating agencies (as defined below)) after the earlier of (1) the occurrence of a change of control or (2) public notice of the occurrence of a change of control or our intention to effect a change of control, the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade). Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Covenants

The notes are subject to the restrictive covenants described under the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The notes are subject to some limitations on our ability to enter into some consolidations, mergers or transfers of substantially all of our assets as described under the section entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Events of Default

The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Modification and Waiver

The notes are subject to provisions allowing, under some conditions, the modification or amendment of the Indenture or waiving our compliance with some provisions of the Indenture, as described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Defeasance and Discharge Provisions

The notes are subject to defeasance and discharge of debt or to defeasance of some restrictive and other covenants as described under the section entitled “Description of Debt Securities—Defeasance” in the accompanying prospectus. We may also defease our obligation to repurchase all of the notes upon a change of control repurchase event under the circumstances described under the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Book-Entry System

One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), will represent the notes of each series. The global securities representing the notes will be registered in the name of a nominee of DTC. Except under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Global Securities,” we will not issue the notes in definitive form.

You can find a more detailed description of DTC’s procedures for the global securities in the accompanying prospectus under “Description of Debt Securities—Global Securities.” DTC has confirmed to us and the underwriters and the Trustee that it intends to follow these procedures for debt securities.

Holders may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Citibank, N.A. will act as depository for Clearstream, Luxembourg and for the Euroclear System (in such capacities, the “U.S. Depositories”).

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear

System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for the Euroclear System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

Because of the time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the

Euroclear System as a result of sale of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following the settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a U.S. Holder (as defined below). Also following is general information regarding the U.S. federal tax consequences of the purchase, beneficial ownership or disposition of the notes by a holder that is not a U.S. Holder (“Non-U.S. Holder”).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change and differing interpretation. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page. This summary assumes the notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or, except to the extent provided below, any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We do not intend to seek a ruling from the Internal Revenue Service, or the “IRS,” with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of the notes and not the record holder.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a U.S. person, or a “U.S. Holder.” For purposes of this discussion, a U.S. person means:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts before that date.

If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding notes should consult their tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

Taxation of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the cost of the note to the U.S. Holder less any principal payments received by that U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

U.S. Federal Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences and, only to the extent provided below, certain U.S. federal estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” The following discussion applies only to Non-U.S. Holders. This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant to such Non-U.S. Holders in light of their particular circumstances. For example, special rules may apply to a Non-U.S. Holder that is a “controlled foreign corporation” or a “passive foreign investment company.”

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement or other taxable disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Taxation of Interest

A Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•	The Non-U.S. Holder provides to us or the fiscal and paying agent an appropriate completed statement on an IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and neither we nor the fiscal and paying agent have actual knowledge or reason to know that such holder is a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or the fiscal and paying agent with a copy. In addition, Non-U.S. Holders that are entities rather than individuals must satisfy certain special certification requirements.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or the fiscal and paying agent a properly executed IRS Form W-8BEN and neither we nor the fiscal and paying agent have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI. In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax on such income. Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income.

Treatment of Notes for U.S. Federal Estate Tax Purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to certain payments to a U.S. Holder of interest and principal on, and proceeds received from the sale, exchange, retirement or other taxable disposition of, a note, unless the holder is an exempt recipient, such as a corporation. In addition, backup withholding may apply to such payments or proceeds if the U.S. Holder (that is not an exempt recipient) fails to furnish the payor with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. However, information reporting may still apply with respect to interest or principal payments.

In addition, a Non-U.S. Holder will not be subject to backup withholding with respect to the proceeds of the sale, exchange, retirement or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person or such holder otherwise establishes an exemption. Payment of such proceeds generally will not be subject to information reporting if the Non-U.S. Holder certifies as to its taxpayer identification number or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

UNDERWRITING

The company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of this offering and as the representatives of the underwriters.

	Principal Amount	Principal Amount	Principal Amount
Underwriters	of 2012 Notes	of 2017 Notes	of 2037 Notes

Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Notes of any series sold by the underwriters to securities dealers may be sold at a discount from the applicable initial public offering price of up to     % of the principal amount of the 2012 notes,     % of the principal amount of the 2017 notes and     % of the principal amount of the 2037 notes. Any such securities dealers may resell any such notes purchased from the underwriters to certain other brokers or dealers at a discount from such initial public offering price of up to     % of the principal amount of the 2012 notes, up to     % of the principal amount of the 2017 notes and up to     % of the principal amount of the 2037 notes. If all the notes of a series are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading markets. The company has been advised by the underwriters that the underwriters intend to make a market in the notes of such series but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued

by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. provided financial advisory services to Vulcan in connection with the mergers for which it received customary fees. In addition, each of Bank of America, N.A., an affiliate of Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is a lender under the $2.0 billion bridge credit facility, $500.0 million 364-day credit facility and $1.5 billion five-year credit facility arranged in connection with the mergers. Banc of America Securities LLC and Goldman, Sachs & Co. are dealers with respect to our commercial paper program, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the issuing and paying agent. Proceeds of the offering are being used to repay debt borrowed under the bridge credit facility. These affiliates of the underwriters may receive in the aggregate more than 10% of the net proceeds of the offering in repayment of loans under the credit facilities. Consequently, this offering is being made pursuant to FINRA Conduct Rule 2710(h).

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities by means of this prospectus is terminated.

These documents contain important business and financial information about Legacy Vulcan, Florida Rock and us that is not included in or delivered with this prospectus supplement or the accompanying prospectus.

Vulcan Materials Company (File No. 001-33841)
(formerly Virginia Holdco, Inc.)	Period

Current Reports on Form 8-K	November 16, 2007 (the description of our common stock is contained in this filing which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Exchange Act), as revised by our Current Report on Form 8-K/A filed on November 21, 2007, and November 21, 2007

Legacy Vulcan Corp. (File No. 001-04033)
(formerly Vulcan Materials Company)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006, as revised by our Current Report on Form 8-K filed on July 12, 2007

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

Current Reports on Form 8-K	February 20, 2007, July 12, 2007, July 17, 2007 and October 15, 2007

Florida Rock Industries, Inc.
(File No. 001-07159)	Period

Annual Report on Form 10-K	Fiscal year ended September 30, 2007

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr., Secretary.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Legacy Vulcan incorporated by reference from Legacy Vulcan’s Current Report on Form 8-K filed on July 12, 2007, and the related financial statement schedule for each of the three years in the period ended December 31, 2006 incorporated by reference from Legacy Vulcan’s Annual Report on Form 10-K and the financial statements from which the Selected Historical Financial Data included in this prospectus supplement have been derived have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements, which includes an explanatory paragraph referring to the Legacy Vulcan’s adoption of SFAS 123(R), “Share-Based Payment;” SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R);” and EITF Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry;” and an explanatory paragraph referring to Legacy Vulcan’s retrospective application of FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” (2) express an unqualified opinion on the financial statement schedule, (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Florida Rock as of September 30, 2007 and 2006, and for each of the years in the three-year period ended September 30, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of the said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements for the year ended September 30, 2007 refers to a change in the method of computing share-based compensation as of October 1, 2005 and a change in the method of accounting for defined benefit postretirement plans as of September 30, 2007.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, each of which will rely with respect to matters of New Jersey law on Lowenstein Sandler PC.

PROSPECTUS

VULCAN MATERIALS COMPANY

Debt Securities
Common Stock
Preference Stock
Depository Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Vulcan Materials Company may, from time to time, in one or more offerings, offer and sell debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units to the public. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, together with the documents incorporated by reference, carefully before you invest.

This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

As more fully described below under “Mergers,” on November 16, 2007, Vulcan Materials Company, a New Jersey corporation (“Legacy Vulcan”), and Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), each consummated a merger transaction with a separate wholly-owned subsidiary of ours, as a result of which Legacy Vulcan and Florida Rock became our wholly-owned subsidiaries. In connection with the mergers, we were renamed Vulcan Materials Company and Legacy Vulcan was renamed Legacy Vulcan Corp. After the mergers, the shareholders of Legacy Vulcan and Florida Rock became the shareholders of Vulcan.

You should carefully read and evaluate the risk factors included in the documents we incorporate by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and in our periodic reports as well as the other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 2.

We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any underwriters and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The date of this prospectus is December 3, 2007.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time offer and/or sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts, and stock purchase units we may offer. Each time we sell any such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries. References in this prospectus to “Legacy Vulcan” are to Legacy Vulcan Corp. and its consolidated subsidiaries. References to “Florida Rock” are to Florida Rock Industries, Inc. and its consolidated subsidiaries.

THE COMPANY

Vulcan Materials Company provides infrastructure materials that are required by the American economy. Headquartered in Birmingham, Alabama, we are the nation’s leading producer of construction aggregates: primarily crushed stone, sand and gravel. We are traded on the New York Stock Exchange under the symbol “VMC.” We are a New Jersey corporation that was incorporated on February 14, 2007 and has held Legacy Vulcan, formerly named Vulcan Materials Company, and Florida Rock as direct wholly-owned subsidiaries since the completion of the mergers described below. We were previously named Virginia Holdco, Inc. and were renamed Vulcan Materials Company after consummation of the mergers. Our principal executive offices are located at 1200 Urban Center Drive, Birmingham, Alabama 35242. Our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

Legacy Vulcan

Legacy Vulcan Corp. is a New Jersey corporation incorporated in 1956 and is the nation’s largest producer of construction aggregates and a major producer of asphalt mix and concrete. Legacy Vulcan’s construction materials business produces and sells aggregates—primarily crushed stone, sand and gravel—that are used in nearly all forms of construction. In particular, large quantities of aggregates are used to build roads and nonresidential infrastructure.

Florida Rock

Florida Rock, a Florida corporation incorporated in 1945, is one of the nation’s leading producers of construction aggregates, a major provider of ready-mix concrete and concrete products in the Southeastern and mid-Atlantic states and a significant supplier of cement in Florida and Georgia. Florida Rock is engaged in the mining, processing, distribution and sale of sand, gravel and crushed stone, the production of ready-mix concrete and concrete products, as well as the sales of other building materials, the production and sales of Portland and masonry cement, the importation of cement and slag and the sale of calcium products to the animal feed industry.

MERGERS

On February 19, 2007, Legacy Vulcan and Florida Rock announced that they entered into a definitive merger agreement. The transactions contemplated by the merger agreement were consummated on November 16, 2007, at which time 30% of the outstanding shares of common stock of Florida Rock were each converted into the right to receive 0.63 shares of our common stock, and each outstanding share of Legacy Vulcan was converted into one share of our common stock. In connection with the merger, Legacy Vulcan and Florida Rock both became our wholly-owned subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and the section captioned “Risk Factors” in Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, as the same may be updated from time to time, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. Please also refer to the section below entitled “Information Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the securities by means of this prospectus is terminated.

These documents contain important business and financial information about Legacy Vulcan, Florida Rock and us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841)
(formerly Virginia Holdco, Inc.)	Period

Current Reports on Form 8-K	November 16, 2007 (the description of our common stock is contained in this filing, which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Exchange Act), as revised by our Current Report on Form 8-K/A filed on November 21, 2007, and November 21, 2007

Legacy Vulcan Corp. (File No. 001-04033)
(formerly Vulcan Materials Company)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006, as revised by our Current Report on Form 8-K filed on July 12, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007
Current Reports on Form 8-K	February 20, 2007, July 12, 2007, July 17, 2007 and October 15, 2007

Florida Rock Industries, Inc. (File No. 001-07159)	Period

Annual Report on Form 10-K	Fiscal year ended September 30, 2007

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC such information or exhibit is specifically not incorporated by reference into this document.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr.

If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document or prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

–	the possibility that problems may arise in successfully integrating the businesses of the two companies;

–	the possibility that the mergers may involve unexpected costs;

–	the possibility that the combined company may be unable to achieve cost-cutting synergies;

–	the possibility that the businesses may suffer as a result of uncertainty surrounding the mergers;

–	the possibility that the industry may be subject to future regulatory or legislative actions;

–	the outcome of pending legal proceedings;

–	changes in interest rates;

–	the timing and amount of federal, state and local funding for infrastructure;

–	changes in the level of spending for residential and private nonresidential construction;

–	the highly competitive nature of the construction materials industry;

–	pricing of our products;

–	our ability to secure and permit aggregate reserves in strategically located areas;

–	weather and other natural phenomena;

–	energy costs;

–	costs of hydrocarbon-based raw materials;

–	increasing healthcare costs;

–	risks relating to certain divestitures that we are required by the Antitrust Division of the United States Department of Justice to complete as a result of the mergers;

–	the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of Legacy Vulcan’s chemicals business; and

–	other risks and uncertainties.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Legacy Vulcan is set forth below for the periods indicated. In addition to the historical ratios, pro forma ratios of earnings to fixed charges are presented that give effect to the mergers as if they had occurred on January 1, 2006. The pro forma ratios have been derived from, and should be read in conjunction with, Vulcan’s pro forma consolidated condensed financial statements for the year ended December 31, 2006 and the nine months ended September 30, 2007, including the notes thereto, included in our Current Report on Form 8-K/A filed on November 21, 2007 and incorporated by reference in this registration statement. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) fixed charges; (3) capitalized interest credits; (4) amortization of capitalized interest; and (5) distributed income of equity investees. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Historical						Pro Forma

					Nine Months		Nine Months
					Ended	Year Ended	Ended
Year Ended December 31,					September 30,	December 31,	September 30,

2002	2003	2004	2005	2006	2007	2006	2007

5.4x	5.7x	7.3x	8.7x	12.9x	13.0x	5.2x	4.8x

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for repaying debt incurred in connection with the mergers, retiring our outstanding commercial paper, financing any increase in working capital, acquisitions, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

We may issue from time to time one or more series of debt securities under an indenture (the “Indenture”) between us and Wilmington Trust Company, as trustee (the “Trustee”). The Indenture will not limit the amount of debt securities that we may issue. Citibank, N.A. will act as authenticating agent, paying agent, registrar and transfer agent for the debt securities under a paying agency agreement among us, Citibank, N.A. and the Trustee.

The debt securities will be our direct, unsecured obligations. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. We currently conduct substantially all of our operations through subsidiaries, and the holders of our debt securities (whether senior or subordinated) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The following description is only a summary of the material provisions of the Indenture for the debt securities and is qualified by reference to the Indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of any indenture that we may enter into may differ from the terms we describe below. We urge you to read the Indenture because it, and not this description, define your rights as a holder of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of debt securities. In some instances, certain of the precise terms of the debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

Terms Applicable to Debt Securities

The prospectus supplement, including any separate pricing supplement, for a particular series of debt securities will specify the following terms of that series of debt securities:

–	the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

–	the percentage of the principal amount at which the debt securities will be issued;

–	the date or dates on which the debt securities will mature;

–	the currency, currencies or currency units in which payments on the debt securities will be payable;

–	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

–	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

–	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

–	any sinking fund obligation with respect to the debt securities;

–	any terms pursuant to which the debt securities may be convertible or exchangeable into equity or other securities;

–	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

–	any special United States federal income tax consequences;

–	any addition to or change in the events of default described in this prospectus or the Indenture;

–	any addition to or change in the covenants described in this prospectus or the Indenture;

–	whether the debt securities will be issued in the form of one or more permanent global debt securities;

–	the exchanges, if any, on which the debt securities may be listed; and

–	any other material terms of the debt securities consistent with the provisions of the Indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Original Issue Discount Securities

Some of the debt securities may be issued as “original issue discount securities” to be sold at a substantial discount below their stated principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the debt securities may be accelerated will be set forth in the prospectus supplement relating to those debt securities. The prospectus supplement relating to a particular series of discounted debt securities will describe any Federal income tax consequences and other special consequences applicable to those discounted debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as the debt securities of that series issued on an earlier date. (Section 301) After such additional debt securities are issued, they will be fungible with the debt securities of that series issued on the earlier date.

Ranking

The senior debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our existing and any future senior indebtedness. The prospectus supplement relating to those debt securities will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to those subordinated debt securities and the approximate amount of senior indebtedness outstanding as of a then recent date.

Redemption and Repurchase

Debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to certain restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities that we offer will be described in the applicable prospectus supplement.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the debt securities equally and ratably with or prior to the debt secured by the lien. If we secure the debt securities in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the debt securities, as long as the other debt or obligations are not subordinate to the debt securities. This covenant has significant exceptions; it does not apply to the following liens:

–	liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to a particular series of debt securities, liens existing as of the time such debt securities are first issued;

–	liens in favor of us or any of our restricted subsidiaries;

–	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

–	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•	securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time or within one year after we acquire the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

–	liens securing all of the debt securities; and

–	any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets. (Section 101)

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitation on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

–	we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

–	within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

–	as to any particular series of debt securities, sale and leaseback transactions existing on the date the debt securities of that particular series are first issued. (Section 1007)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

(i)	the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture;

(ii)	immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii)	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

SEC Reports

We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(i)    failure to pay any interest on any debt securities of that series when due and payable, continued for 30 days;

(ii)   failure to pay principal of or any premium on any debt security of that series when due;

(iii)  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(iv)   failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

(v)    certain events involving bankruptcy, insolvency or reorganization. (Section 501)

If an event of default with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

–	conducting any proceeding for any remedy available to the Trustee; or

–	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

–	the holder has previously given to the Trustee written notice of a continuing event of default;

–	the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

–	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

We will furnish annually a statement to the Trustee by certain of its officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(i)     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(ii)    reduce the principal amount of, or any premium or interest on, any debt security;

(iii)   reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

(iv)    change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(v)     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(vi)    reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(vii)   reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii)  make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1008)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security were accelerated to that date.

Certain debt securities, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the debt securities within 90 days following the record date. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Sections 104, 502 and 512)

Defeasance

The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, may apply to the debt securities of any series or to any specified part of a series. (Section 1301)

Defeasance and Discharge. Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the debt securities (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge debt securities under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the debt securities money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants. Section 1303 of the Indenture provides that:

–       in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants—Restrictions on Secured Debt,” “Covenants—Limitation on Sale and Leasebacks,” “SEC Reports,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

–       in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the debt securities.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 308)

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the debt securities in accordance with the terms of the debt securities and the Indenture. (Section 1001)

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the Indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee. (Section 1002)

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Citibank, N.A. as security registrar and transfer agent. (Section 305) Any security registrar or transfer agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, we will not be required to:

–	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

–	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.

We have appointed Citibank, N.A. as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any paying agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We must maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 1002 and 1003)

Concerning the Trustee and Agent

Wilmington Trust Company will initially act as trustee and Citibank, N.A. will initially act as authenticating agent, paying agent, registrar and transfer agent for the debt securities issued pursuant to this prospectus. Citicorp USA Inc., an affiliate of Citibank, N.A., is a lender under our credit facilities.

The trustee may resign or be removed at any time with respect to the debt securities of any series by any act of holders of a majority in principal amount of the outstanding securities of such series, and we may appoint a successor trustee to act for such series. (Section 610)

We will describe in the applicable prospectus supplement any other material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand.

Governing Law

The laws of the State of New York will govern the Indenture and each series of debt securities. (Section 112)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depository identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

–	limited-purpose trust company organized under the New York Banking Law;

–	banking organization within the meaning of the New York Banking Law;

–	member of the U.S. Federal Reserve System;

–	clearing corporation within the meaning of the New York Uniform Commercial Code; and

–	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

–	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

–	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or

–	an event of default is continuing.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, and the rights agreement that we have entered into with The Bank of New York, which is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. See “—Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.

Our common stock is traded on the New York Stock Exchange under the trading symbol “VMC.” The transfer agent for the common stock is The Bank of New York.

Preference Stock

This section describes the general terms and provisions of our preference stock. The prospectus supplement for a series of preference stock will describe the specific terms of the shares of preference stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preference stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of preference stock with the SEC each time we issue a new series of preference stock. Each such amendment to our certificate of incorporation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amendment to our certificate of incorporation before deciding to buy shares of our preference stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of stockholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:

–	the designation of the series;

–	the number of shares within the series;

–	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

–	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

–	whether the shares are redeemable, the redemption price and the terms of redemption;

–	the establishment of a sinking fund, if any, for the purchase or redemption of shares;

–	the amount payable to you for each share you own if we dissolve or liquidate;

–	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

–	any restrictions on issuance of shares in the same series or any other series;

–	any voting rights applicable to the series of preference stock;

–	the seniority or parity of the dividends or assets of the series with respect to other series of preference stock;

–	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and

–	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preference stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For purposes of the rights plan described below, each holder of our common stock has one right for each share of common stock to purchase from us one one-hundredth of a share of our Series A Junior Participating Preference Stock, no par value (the “Series A preference stock”). The Series A preference stock will be issuable only in connection with the exercise of rights under the rights plan. For a description of the rights plan, please read “—Rights Agreement.” In addition, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable New York Stock Exchange requirements.

Dividend Policy

Our policy is to pay out a reasonable share of net cash provided by operating activities as dividends, consistent on average with the payout record of past years, and consistent with the goal of maintaining debt ratios within prudent and generally acceptable limits. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

Rights Agreement

Vulcan has entered into a shareholder rights agreement with The Bank of New York, as rights agent, under which each shareholder has one right for each share of common stock held. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Vulcan’s Series A Junior Participating Preference Stock, no par value, at a purchase price of $400. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The rights are attached to all Vulcan common stock and are represented by the certificates representing the common stock, and no separate certificates representing the rights will be distributed except as follows. The rights will separate from the common stock, and be represented by separate rights certificates, upon the earlier of:

–  10 days following the date of any public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or

–  10 business days following the commencement or announcement of an intention to make, a tender offer or exchange offer that would result in a person beneficially owning 15% or more of the outstanding common stock.

Until the rights separate from the common stock to which they will be attached, or an earlier date on which these rights are redeemed, exchanged or expire:

–  the rights will be evidenced by the common share certificates and will be transferred only with them,

–  all common share certificates will contain a notation incorporating the terms of the rights agreement by reference and

–  the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificates.

As soon as practicable after the date when the rights separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on that date and, after that time, the separate right certificates alone will represent the rights. Only common stock issued prior to the date when the rights separate from the common stock will be issued with rights. The rights are not exercisable until their separation from the common stock and will expire on November 15, 2008, unless our board exchanges or redeems them earlier, as described below.

If a third party acquires 15% or more of the outstanding common stock, as described above, thus triggering a separation of the rights from the common stock, each holder of a right will thereafter have the right to receive, upon exercise and payment of the exercise price, common stock having a value equal to two times the exercise price.

If, at any time after a third party acquires, or obtains the right to acquire beneficial ownership of, 15% or more of the outstanding common stock, as described above,

–	Vulcan is acquired in a merger or other business combination,

–	an acquiring firm merges into Vulcan or

–	50% or more of Vulcan’s assets or earning power is sold or transferred,

each holder of a right shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquirer having a value equal to twice the exercise price.

Any rights that are or were owned by an acquirer of beneficial ownership of 15% or more of the outstanding common stock will be null and void.

At any time prior to the earlier of the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding common stock, or November 15, 2008, our board may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. Immediately upon our board ordering the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price.

Our board may amend any provision of the rights agreement without approval of the holders of the rights prior to the time a person becomes an acquiring person. After this date, the board may not amend the rights agreement in any manner that would adversely affect the interests of the holders of the rights.

Until a right is exercised, a holder of rights will have no rights as a Vulcan shareholder, including the right to vote and to receive dividends, beyond its rights as an existing shareholder.

The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire 15% or more of the outstanding common stock without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. The rights are not intended to prevent a takeover, but are designed to enhance the ability of our board to negotiate with an acquirer on behalf of all the shareholders. The rights should also not interfere with any merger or other business combination approved by our board and the Vulcan shareholders because the board may redeem the rights.

Special Charter Provision

Our certificate of incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock (“Voting Stock”) or that is an affiliate of Vulcan that has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or any assignee of Voting Stock from such a person, each of these an “Interested Shareholder.” The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such transaction.

This voting requirement will not apply to certain transactions, including:

–	any transaction in which the consideration to be received by the holders of each class of capital stock is equal to the highest of (1) the highest price per share paid by the Interested Shareholder on the date the person first became an Interested Shareholder; (2) the highest price per share the Interested Shareholder paid for a share of such class, which purchase was consummated in the past two years; (3) the fair market value per share of the same class on the day such transaction was announced; and (4) the fair market value per share of the same class on the day the person became an Interested Shareholder; or

–	any transaction that is approved by our continuing directors (as defined in our certificate of incorporation).

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the Voting Stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An “interested shareholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding Voting Stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

–	the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

–	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets or

–	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

DESCRIPTION OF DEPOSITORY SHARES

We may offer preference stock represented by depository shares and issue depository receipts evidencing the depository shares. Each depository share will represent a fraction of a share of preference stock. Shares of preference stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depository” and the holders of the depository receipts of that series. Subject to the terms of the applicable deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fraction of a share of preference stock represented by the depository shares evidenced by the depository receipt, to all the rights and preferences of the preference stock represented by such depository shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preference stock to the depository, we will cause the depository to issue depository receipts for the applicable series on our behalf.

If depository shares of a series are offered, the prospectus supplement for such depository shares will describe the terms of such depository shares, the applicable deposit agreement and any related depository receipts, including the following, where applicable:

–	the payment of dividends or other cash distributions to the holders of depository receipts when such dividends or other cash distributions are made with respect to the preference stock;

–	the voting by a holder of depository shares of the preference stock underlying such depository shares at any meeting called for such purpose;

–	if applicable, the redemption of depository shares upon our redemption of shares of preference stock held by the depository;

–	if applicable, the exchange of depository shares upon an exchange by us of shares of preference stock held by the depository for debt securities or common stock;

–	if applicable, the conversion of the shares of preference stock underlying the depository shares into shares of our common stock, other shares of our preference stock or our debt securities;

–	the terms upon which the deposit agreement may be amended and terminated;

–	a summary of the fees to be paid by us to the depository;

–	the terms upon which a depository may resign or be removed by us; and

–	any other terms of the depository shares, the deposit agreement and the depository receipts.

If a holder of depository receipts surrenders the depository receipts at the corporate trust office of the depository, unless the related depository shares have previously been called for redemption, converted or exchanged into other securities of Vulcan Materials Company, the holder will be entitled to receive at the corporate trust office the number of shares of preference stock and any money or other property represented by such depository shares. Holders of depository receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preference stock on the basis of the proportion of preference stock represented by each depository share as specified in the applicable prospectus supplement. Holders of shares of preference stock received in exchange for depository shares will no longer be entitled to receive depository shares in exchange for shares of preference stock. If the holder delivers depository receipts evidencing a number of depository shares that is more than the number of depository shares representing the number of shares of preference stock to be withdrawn, the depository will issue the holder a new depository receipt evidencing such excess number of depository shares at the same time.

The description of depository shares in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable deposit agreement, which will be filed with the SEC each time we issue depository shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preference stock, depository shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preference stock, depository shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

If warrants of a series are offered, the applicable prospectus supplement will describe the terms of such warrants and the applicable warrant agreement, including the following, where applicable:

–	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

–	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

–	the number of shares and series of preference stock or depository shares purchasable upon the exercise of warrants to purchase preference stock or depository shares and the price at which such number of shares of such series of preference stock or depository shares may be purchased upon such exercise;

–	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

–	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

–	United States federal income tax consequences applicable to such warrants;

–	the amount of warrants outstanding as of the most recent practicable date; and

–	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preference stock, depository shares, or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preference stock, depository shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preference stock, depository shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock, preference stock or depository shares purchasable upon such exercise, or to exercise any applicable right to vote associated with such common stock, preference stock or depository shares.

The description of warrants of a particular series in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preference securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

TAXATION

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through agents, underwriters, dealers or directly to purchasers (which may include our affiliates and shareholders), in a rights offering, or through a combination of these methods. The prospectus supplement for particular securities will include the terms of the offering and the purchase price or initial public offering price of the securities.

–	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

–	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

–	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities. The underwriters will acquire the securities for their own account.

–	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

–	Underwriters will be allowed to offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters will use this prospectus in conjunction with the applicable prospectus supplement to sell our securities.

–	Unless otherwise stated in the applicable prospectus supplement, the underwriters’ obligation to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.

–	The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or paid to dealers.

–	The underwriters will be able to resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

–	During and after an offering through underwriters, the underwriters will be allowed to purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

–	The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

We may use a dealer to sell our securities.

–	If we use a dealer, we, as principal, will sell our securities to the dealer.

–	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

–	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may sell our securities in accordance with a redemption or repayment pursuant to their terms by one or more remarketing firms, acting as principals for their own accounts or as agents by us. We will identify any remarketing firm, the terms of its agreements, if any, with us, and its compensation in the applicable prospectus supplement.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

–	If we use delayed delivery contracts, we will disclose that we are using them in our applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

–	These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable prospectus supplement.

–	We will indicate in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

We may indemnify agents, underwriters, dealers and remarketing firms, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, as to matters governed by New Jersey law, Lowenstein Sandler PC, and as to matters governed by New York law, Wachtell, Lipton, Rosen & Katz will issue an opinion for us on the validity of the securities offered hereby. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Legacy Vulcan incorporated by reference from Legacy Vulcan’s Current Report on Form 8-K filed on July 12, 2007, and the related financial statement schedule for each of the three years in the period ended December 31, 2006, incorporated by reference from Legacy Vulcan’s Annual Report on Form 10-K and the financial statements from which the Selected Historical Financial Data included in this prospectus have been derived have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements, which includes an explanatory paragraph referring to the Company’s adoption of SFAS 123(R), “Share-Based Payment;” SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R);” and EITF Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry;” and an explanatory paragraph referring to Legacy Vulcan’s retrospective application of FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” (2) express an unqualified opinion on the financial statement schedule, (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Florida Rock as of September 30, 2007 and 2006, and for each of the years in the three-year period ended September 30, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of the said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements for the year ended September 30, 2007 refers to a change in the method of computing share-based compensation as of October 1, 2005 and a change in the method of accounting for defined benefit postretirement plans as of September 30, 2007.

$    ●

Vulcan Materials Corporation

$                 % Notes due 2012
$                 % Notes due 2017
$                 % Notes due 2037

Banc of America Securities LLC
Goldman, Sachs & Co.
JPMorgan
Wachovia Securities